MUTUAL RELEASE OF CLAIMS AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement ("the Agreement") is entered on the date first written below between Asdar Group, a Nevada corporation ("Asdar") and Derek Resources Corporation, a British Columbia corporation ("Derek") (sometimes all collectively referred to herein as "the Parties" or separately as a "Party").

RECITALS:

A. A lawsuit has been filed between Asdar, as plaintiff, and Derek as defendant in the District Court in and for Weston County, Civil Action No. CV-179 (the "Lawsuit"). The Lawsuit involves claims as to the ownership of certain interests in oil and gas leases situated in Weston County set forth on Exhibits A and B attached hereto and by this reference specifically incorporated herein (the "Property"). Counterclaims have been asserted in the Lawsuit.

B. The Parties have decided and agreed that, to avoid further expense, inconvenience, and the uncertainty of litigation, it is in their respective best interests to enter into this Settlement Agreement and Mutual Release of Claims finally and forever settle and resolve all outstanding claims and differences among them by way of compromise and without any admission of liability by any Party in accordance with the terms set forth below.

AGREEMENTS, REPRESENTATIONS, WARRANTIES AND CONDITIONS

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements set forth below, and in full compromise, settlement and satisfaction of the claims which have been or could be asserted in the Lawsuit, and the other matters contained in the recitals above, the Parties represent, warrant and agree as follows:

AGREEMENT:

1. Asdar Release of Interest in Property. Upon full and complete execution and delivery of this Agreement, and except as otherwise specifically provided for herein, Asdar releases, quitclaims and assigns all of its right, title and interest of whatsoever nature, character or kind, in the Property to Derek and will execute and record such assignment and release in the real property records of Weston County in the form of Exhibit C attached hereto. Upon such execution and delivery of this Agreement, the Parties agree that that certain Option Agreement dated September 24, 1997, as amended, including but not limited to those provisions containing warranties and indemnities as to title matters by Rising Phoenix Development Group Ltd, Asdar's predecessor in interest in the Property will be deemed terminated and are hereby expressly waived by Derek, and that certain Operating Agreement dated April 21, 1998 between Rising Phoenix and Derek will likewise be deemed terminated.

2. Release of Lis Pendens. Upon full and complete execution and delivery of this Agreement, Asdar will file and record in the real property records

of Weston County a release of the *Lis Pendens* it has filed in the lawsuit in the form attached hereto as Exhibit D.

3. Return of Quitclaim Deed and/or assignment by George Brazier. George Brazier currently holds as part of an escrow arrangement between the Parties a quitclaim deed and/or assignment from Derek to Asdar conveying all of its right, title and interest in and to the LAK Property. Upon full and complete execution and delivery of this Agreement, George Brazier will deliver the original of the conveyancing document to Derek and Derek is authorized to destroy the same.

4. Conveyance of Overriding Royalty. Upon full and complete execution and delivery of this Agreement, Derek will convey to Asdar a gross, proportionately reduced, overriding royalty interest in the amount of seven-tenths of one percent (.7%) in the Property in the form of Exhibit C attached hereto. Such overriding royalty shall be deemed effective as of the date of first production runs from the Property beginning in March 2001 and thereafter. If such becomes necessary, the Parties shall cooperate with the purchaser(s) of production from the LAK Property to execute one or more proper division orders reflecting Asdar's interest. All royalty payments owed to Asdar for production from March 2001 through October 2001 shall be paid and delivered to Asdar no later than December 15, 2001 consistent with the requirements of the Wyoming Royalty Payment Act (W.S. 30-5-301 et seq.). Thereafter, royalty payments shall be made to Asdar within thirty (30) days of the payment from any sale of any production pursuant to the instrument set forth as Exhibit "C", a proper division order (if

necessary) and otherwise in accordance with the Wyoming Royalty Payment Act (W.S. 30-5-301 et seq.) including but not limited to §30-5-302. The terms and obligations of this paragraph shall survive and continue beyond the execution and delivery of this Agreement.

5. Sale by Derek. In the event Derek sells all or part of the Property, including any royalty interests, to a third party, it will pay to Asdar from the net proceeds of such sale an amount equal to 7.5% of such net proceeds on the first $7,500,000 (US) of such sale and 1% of the balance of any net sale proceeds over and above $7,500,000 (US). Net proceeds are defined to mean gross sales proceeds less only the costs of sale, commissions, finders fees and/or closing costs. This obligation shall survive and continue beyond the execution and delivery of this Agreement, provided, however, that the first $50,000 (US) of the net sales proceeds to be paid to Asdar under this paragraph will be paid over to Derek as reimbursement for its legal fees incurred by it in the Lawsuit. Derek shall pay and deliver the amounts owed to Asdar under this Paragraph with thirty (30) calendar days of Derek's receipt of the net proceeds of any such sale.

6. Dismissal of Lawsuit. Upon full and complete execution and delivery of this Agreement, the Parties will execute and file with the Court a Stipulation for Dismissal of the Lawsuit, with prejudice, in the form attached hereto as Exhibit E.

7. Mutual Releases. Effective upon full and complete execution and delivery of this Agreement, each Party, individually and jointly, mutually releases each other Party, their personal representatives, heirs, successors and assigns,

together with their respective agents, employees, servants, directors, officers, shareholders, attorneys, accountants and representatives from any and all claims, indebtedness, actions, causes of action, suits, controversies, demands, covenants, contracts or provisions whatsoever, asserted or unasserted, known or unknown, which that Party ever had, now has or may have in the future, for or by reason of any act, omission, matter, cause or thing whatsoever, arising or occurring prior to the date of the execution of this Settlement Agreement, including but not limited to, all claims which are asserted or could be asserted in the Lawsuit. With the exception of claims that may arise from the breach of this Agreement, the Parties do not reserve any claims against each other.

8. Representations and Warranties.

a) Each Party, acting jointly and severally, represents and warrants to the other that no claims or matters which are the subject of this Settlement Agreement have been assigned or transferred to any other person or entity, in whole or in part, by that Party and that each such Party is the sole owner of said claims. Further, the Parties warrant that they have full corporate power and authority to execute, deliver and perform this Settlement Agreement, and the Exhibits attached hereto, they have carefully reviewed this Agreement with their attorneys, and that they enter this Agreement free of any duress or compulsion of any kind.

The representations and warranties contained in this Paragraph will survive termination and/or execution of this Agreement.

9. No Support of Litigation. Upon execution and delivery of this Agreement, no Party or any parties' officers, directors, employees, attorneys, accountants, financial advisors, or agents shall disclose or provide any information regarding the Lawsuit (including, but not limited to, any facts, testimony, research or investigative materials, or documents accumulated or acquired during the process of preparing and/or participating in the Lawsuit) to any person or entity (governmental or otherwise) reasonably known or believed to be involved in any actual or potential suit, litigation or claim by any third party against any other Party hereto, or otherwise except (a) as provided in those certain press releases issued by each Party attached hereto as Exhibits F and G, (b) in response to any legal process or lawful subpoena, and (c) when necessary for a party to enforce this Agreement. The Party receiving any subpoena or other legal process shall promptly notify the other Party in writing of receipt of such subpoena or process, attach a copy thereof, and state the date upon when such response is due. The Parties further expressly warrant and represent to each other that during the period from October 17, 2001 to the present neither party has disclosed such information as described in this paragraph to any other entity (governmental or otherwise) except as provided in those press releases attached hereto as Exhibits "F" and "G". This paragraph shall survive and continue beyond the execution of this Agreement.

10. No Admission. Nothing in this Settlement Agreement shall constitute or be construed as any express or implied admission of alleged liability, negligence, misrepresentation, fraud or other wrongdoing by any Party in any way

concerning the allegations, claims, counterclaims, defenses or other matters, involved in the Lawsuit or otherwise concerning the LAK Ranch property. This no admission requirement shall survive and continue beyond the execution of this Agreement.

11. Confidentiality. In addition to the confidentiality and non-disclosure requirements of paragraph 9 of this Agreement, each party, their directors, officers, employees, attorneys, agents, accountants and financial advisors, to this Settlement Agreement expressly agrees that (1) it is confidential, (2) to maintain this Settlement Agreement, each and every term and condition herein set forth and the full contents hereof, in the strictest confidence, and (3) not to disclose or permit the disclosure of this Settlement Agreement or the terms and contents hereof to any person or entity except (a) for the press releases attached hereto as Exhibits F and G (b) in response to any lawful process or lawful subpoena or (c) when necessary for a Party to seek to enforce this Agreement. This Confidentially Agreement shall survive and continue beyond the execution of this Agreement.

12. Miscellaneous.

a) Binding Agreement. This Settlement Agreement shall inure to the benefit of and be binding upon the Parties and their respective representatives, successors and assigns.

b) Entire Agreement. This Settlement Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter covered in it and supersedes all prior agreements and understandings, written or oral, among any of the Parties with respect to such subject matter.

c) Amendment and Waiver. This Settlement Agreement may not be modified or amended, nor may any term or provision be waived or discharged except in writing signed by the Party or Parties against whom such amendment, modification, waiver or discharge is sought to be enforced. The waiver by any Party of any breach by another Party of any provision of this Settlement Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof by such Party, nor shall any failure to enforce any provision operate as a waiver of such provision of any other provision.

d) Costs of Enforcement. All reasonable costs and expenses incurred by a Party (including but not limited to reasonable attorneys and legal assistant fees, investigation, fees and other associated costs in pursuing any claims, actions, legal proceedings or investigations to enforce any substantial claim under this Settlement Agreement shall be paid by the Party who does not prevail as to such claim.

e) Severability. If any provision or part thereof of this Settlement Agreement is held invalid, illegal or unenforceable for any reason, the remainder of this Settlement Agreement shall nonetheless remain in full force and effect.

f) Headings. The headings and subheadings contained in this Settlement Agreement are for convenience only and shall not control or effect the meaning, construction or interpretation of any provision hereof.

concerning the allegations, claims, counterclaims, defenses or other matters, involved in the Lawsuit or otherwise concerning the LAK Ranch property. This no admission requirement shall survive and continue beyond the execution of this Agreement.

11. Confidentiality. In addition to the confidentiality and non-disclosure requirements of paragraph 9 of this Agreement, each party, their directors, officers, employees, attorneys, agents, accountants and financial advisors, to this Settlement Agreement expressly agrees that (1) it is confidential, (2) to maintain this Settlement Agreement, each and every term and condition herein set forth and the full contents hereof, in the strictest confidence, and (3) not to disclose or permit the disclosure of this Settlement Agreement or the terms and contents hereof to any person or entity except (a) for the press releases attached hereto as Exhibits F and G (b) in response to any lawful process or lawful subpoena or (c) when necessary for a Party to seek to enforce this Agreement. This Confidentially Agreement shall survive and continue beyond the execution of this Agreement.

12. Miscellaneous.

a) Binding Agreement. This Settlement Agreement shall inure to the benefit of and be binding upon the Parties and their respective representatives, successors and assigns.

b) Entire Agreement. This Settlement Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter covered in it and supersedes all prior agreements and understandings, written or oral, among any of the Parties with respect to such subject matter.

g) Governing Law. This Settlement Agreement shall be construed in accordance with, and be governed by, the internal laws of the State of Wyoming. Any suit instituted in connection with this Agreement shall be filed in the Sixth Judicial District Court of Weston County, Wyoming.

h) Drafting. Each Party has cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, no presumption shall arise against any Party by virtue of its participation in the drafting hereof.

i) Third Parties. This Agreement applies only to the Parties signatory hereto (including their respective officers, directors, employees, attorneys, accountants, financial advisors and agents) as specified herein and does not apply to any person or entity not specifically noted.

j) Facsimile and Counterparts. Facsimile signature will be treated as original signatures and this Agreement may be signed in separate counterparts which will be treated as one Agreement.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Release of Claims the day and year identified.

Dated this 21st day of November, 2001.

ATTEST:

By: [signature]

Its: Ferdinand Marchand - Secretary

ASDAR GROUP

By: R. Waters

Its: R. WATERS - PRESIDENT

ATTEST

By: Brent E[illegible]

Its: Corporate Secretary

DEREK RESOURCES CORPORATION

By: B. [illegible]

Its: President

2862637_3.DOC

EXHIBIT A

Oil and Gas Lease dated January 10, 1981
Recorded in Book 87 of Photos, page 189
Records of Weston County, Wyoming between
Donald B. Roberts, B.M. Stewart and Sheri
Vineyard, lessors, and Exoil Services, Inc., as lessee,
as amended and ratified, covering the following, to
wit:

Township 44 North, Range 60 West, 6th P.M.
Section 6: SW, NE, E½NW, W½SE
Section 7: W½, W½E½
Section 18: W½
Section 19: W½W½, NENW
Section 30: W½NW

Township 44 North, Range 61 West, 6th P.M.
Section 1: SE
Section 11: SE, E½NE, S½SW
Section 12: All
Section 13: All
Section 14: All
Section 22: E½
Section 23: N½, SE, E½SW
Section 24: All
Section 25: W½, NE, NWSE
Section 26: E½NE, NESE
Section 27: W½E½

EXHIBIT B

US Oil and Gas Lease W - 149512
Effective December 1, 1999
covering, to wit:

Township 44 North, Range 61 West, 6th P.M.

Section 10:	SWNE
Section 10:	W½SE, SESE (Excl 13.77 acres in RR ROW WYW 0119068)
Section 15:	W½E½, E½W½, NWNW, SWSW
Section 15:	E½E½ (Excl. 23.87 acres in RR ROW WYWO119068)
Section 25:	NESE, S½SE
Section 26:	NWNE, E½SW
Section 26:	E½NW, SESE (Excl. 14.23 acres in RR ROW WYWO119068)

EXHIBIT C

Assignment of Interest and Grant of Overriding Royalty

CONVEYANCE OF INTEREST AND
GRANT OF GROSS OVERRIDING ROYALTY INTEREST

KNOW ALL MEN BY THESE PRESENTS:

In consideration of the Sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Asdar Group, a Nevada corporation, whose address is 1239 West Georgia Street, Suite 3004, Vancouver, B.C. Canada V6E 4R8, hereby conveys, transfers, assigns, releases, and quitclaims unto Derek Resources Corporation, a British Columbia corporation, whose address is Suite 1730, 355 Burrard Street, Vancouver, B.C., Canada C6C 2G8, all of its right, title, and interest of whatsoever, character, nature, and kind, into and under that certain land and oil and gas leases set forth on Exhibits 1 and 2 attached hereto and by this reference specifically incorporated herein, as well as all equipment and facilities associated therewith, collectively "the Property" except for that overriding royalty interest granted hereinafter. It is the intention of the parties that Asdar Group shall not retain any interest in the Property but for said overriding royalty.

For the same consideration, Derek Resources Corporation does hereby assign, transfer, and convey to Asdar Group, an overriding royalty, free of all costs of production, of seven tenths of one percent (.7%) of the oil, gas and/or petroleum distillates produced and saved from the Property. Said overriding royalty shall be reduced in proportion to the working interest owned by Derek Resources Corporation in such Property immediately prior to this transfer and shall be effective as of the date of first runs of production from said Property. Payments attributable to this overriding royalty shall be made to Asdar Group within thirty (30) days from the date when the proceeds of production are actually paid by the purchaser(s) of such production and otherwise in accordance with the provisions of the Wyoming Royalty Payment Act (U.S. 30-5-301 *et seq*), including but not limited to § 30-5-302, as the same may be amended from time to time.

This instrument shall inure to the benefit of and be binding upon each of the Parties hereto, their heirs, successors and assigns.

In witness whereof this instrument is dated this 16 day of ~~October~~ Nov., 2001.

Asdar Group

By: R. Waters
Its: R. WATERS PRESIDENT

Derek Resources Corporation

By: Barry C.J. Ehrl Barry C.J. EHRL
Its: President
By: C. Brent Ehrl C. Brent EHRL
Its: Corporate Secretary

R.W.